Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Record Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 25, 2006, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for its 16-week fiscal first quarter ended September 19, 2006. Revenues rose 2.0% to $88,248,425 from $86,532,775 for last year’s first quarter. Net earnings for the quarter declined 12.7% to $2,272,200 compared to $2,602,031 last year. Diluted earnings per share decreased to $.44 per share, from $.50 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 0.9% in our fiscal first quarter. We have experienced softness in same store sales as our customers continue to be impacted by high energy costs, although we have seen some better same store sales comparisons recently as gasoline prices have declined.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 2.9% during our fiscal first quarter. We have experienced same store sales declines for our Golden Corral restaurants for twelve straight quarters now. The declines have been less severe in recent quarters, and in fact were positive in the last four weeks of the quarter just ended.”

During the quarter, the company relocated one Big Boy restaurant in the greater Dayton, Ohio market. No Golden Corral restaurants were opened during the quarter. Frisch’s operates 34 Golden Corral restaurants and 90 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

Lower earnings for the quarter can be attributed to the modest sales increase and to higher operating expenses, particularly in expense categories that are less volume-sensitive, such as utilities and maintenance expenses. Also, food cost as a percentage of sales was slightly higher than a year ago.

Net earnings per share were favorably impacted by credits to earnings for reductions of insurance claims reserves in both the 2007 and 2006 first quarter. For both quarters, the credit amounted to $.05 per share.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 19, 2006	Sept. 18, 2005
Sales	$88,248	$86,533

Cost of sales
Food and paper	31,005	30,104
Payroll and related	29,081	28,552
Other operating costs	20,032	18,887

	80,118	77,543

Gross profit	8,130	8,990

Administrative and advertising	4,263	4,581
Franchise fees and other revenue	(394)	(372)

Operating profit	4,261	4,781

Interest expense	818	782

Earnings before income tax	3,443	3,999

Income taxes	1,171	1,397

NET EARNINGS	$2,272	$2,602

Earnings per share (EPS) of common stock:

Basic net earnings per share	$.45	$.51

Diluted net earnings per share	$.44	$.50

Diluted average shares outstanding	5,167	5,162

Depreciation included above	$4,077	$3,847

Opening expense included above	$130	$761

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Sept. 19, 2006 (unaudited)	May 30, 2006
Assets
Current assets
Cash and equivalents	$324	$815
Receivables	1,377	1,538
Inventories	5,143	4,792
Other current assets	4,950	4,918

	11,794	12,063

Property and equipment	154,328	154,370

Other assets
Goodwill & other intangible assets	2,097	2,125
Property held for sale and land investments	3,078	3,078
Other	3,147	3,647

	8,322	8,850

	$174,444	$175,283

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,646	$10,330
Accrued expenses	8,284	9,640
Other	10,837	10,613

	30,767	30,583

Long-term obligations
Long-term debt	29,055	30,992
Other long-term obligations	12,641	13,027

	41,696	44,019

Shareholders’ equity	101,981	100,681

	$174,444	$175,283